Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated March 11, 2011 with respect to the consolidated balance sheets of ExamWorks Group, Inc. and subsidiaries as of December 31, 2009 and 2010, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010 and related financial statement schedule and  the statements of operations and cash flows from January 1, 2008 to July 13, 2008 of CFO Medical Services, P.A. (Predecessor Company), which reports appear in the December 31, 2010 annual report on Form 10-K of ExamWorks Group, Inc. incorporated herein by reference in this Registration Statement on Form S-8 of ExamWorks Group, Inc.

/s/ KPMG LLP
Atlanta, Georgia
November 15, 2011